Exhibit 10.2

EXECUTION COPY

U.S. $250,000,000

CREDIT AGREEMENT

Dated as of March 2, 2007

Between

FIRSTENERGY CORP.
as Borrower,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

Page
SECTION 1.01. Certain Defined Terms.	1
SECTION 1.02. Computation of Time Periods.	10
SECTION 1.03. Accounting Terms.	10
SECTION 1.04. Certain References.	10

 ARTICLE II AMOUNT AND TERMS OF THE LOAN

ARTICLE III CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to the Making of the Loan.	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.	17

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants of the Borrower.	21
SECTION 5.02. Debt to Capitalization Ratio.	23
SECTION 5.03. Negative Covenants of the Borrower.	23

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default.	25

ARTICLE VII MISCELLANEOUS

         SCHEDULES AND EXHIBITS

Schedule I	-	Lending Office

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C	-	Form of Opinion of Gary D. Benz, Esq.
Exhibit D	-	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 2, 2007, between FIRSTENERGY CORP., an Ohio corporation (the “Borrower”) and MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENTS

(1) The Borrower has requested that the Lender establish a ninety-day unsecured credit facility in the amount of $250,000,000 in favor of the Borrower, all of which may be used for the repurchase of certain shares of the Borrower.

(2) Subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested credit facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Credit Agreement, as amended, modified and supplemented from time to time.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Applicable Margin” means the interest rate per annum equal to 0.65%.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee, in substantially the form of Exhibit A hereto.

“ATSI” means American Transmission Systems, Incorporated, an Ohio corporation.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

“Borrower” has the meaning set forth in the preamble hereto.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Akron, Ohio, and on which dealings are carried on in the London interbank market.

“CEI” means The Cleveland Electric Illuminating Company, an Ohio corporation.

“Change of Control” has the meaning set forth in Section 6.01(j).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Consolidated Debt” means, at any date of determination, the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of the Borrower and any of its Subsidiaries, (ii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Borrower or any of its Consolidated Subsidiaries is liable as a lessee, (iii) the aggregate principal amount of Stranded Cost Securitization Bonds of the Borrower and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Obligations not exceeding 15% of the Total Capitalization of the Borrower and its Consolidated Subsidiaries (determined, for purposes of such calculation, without regard to the amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations outstanding of the Borrower); provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Securities or Junior Subordinated Deferred Interest Debt Obligations prior to the Termination Date shall be included in this definition of Consolidated Debt.

“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower and its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt of the Borrower to Total Capitalization of the Borrower.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; or (iv) the central bank of any country that is a member of the OECD; provided, however, that (A) any Person described in clause (i), (ii), (iii) or (iv) above shall also (x) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator, if applicable) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (ii), (iii) or (iv) above shall, on the date on which it is to become a lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.10(d)) and (C) any Person described in clause (i), (ii), (iii) or (iv) above shall, in addition, be reasonably acceptable to the Lender.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means the interest rate per annum at which eurodollar deposits are offered in the London interbank market for a term equivalent to the applicable Interest Period determined by reference to Telerate page 3750 at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the outstanding principal amount of the Loan at such time and with a term equivalent to such Interest Period would be offered by Citibank, N.A.’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Reserve Percentage” means the reserve percentage applicable during any Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 24, 2006, among the Borrower, FirstEnergy Solutions Corp., an Ohio corporation, American Transmission Systems, Incorporated, an Ohio corporation, Ohio Edison Company, an Ohio corporation, Pennsylvania Power Company, a Pennsylvania corporation, The Cleveland Electric Illuminating Company, an Ohio corporation, The Toledo Edison Company, an Ohio corporation, Jersey Central Power & Light Company, a New Jersey corporation, Metropolitan Edison Company, a Pennsylvania corporation, and Pennsylvania Electric Company, a Pennsylvania corporation, as borrowers, the banks and other financial institutions party thereto, Citibank, N.A., as administrative agent for the lenders thereunder, the fronting banks party thereto from time to time and the swing line lenders party thereto from time to time, as the same may be amended, restated, modified or extended from time to time.

“FERC” means the Federal Energy Regulatory Commission or successor organization.

“FES” means FirstEnergy Solutions Corp., an Ohio corporation.

“FERC PUHCA 2005 Filing” means the informational filing submitted to the FERC on February 21, 2006, pursuant to the Public Utility Holding Company Act of 2005 and the FERC's Order No. 667, which enabled the Borrower to continue to rely on the financing authorizations authorized in the SEC Order.

“First Mortgage Indenture” means, with respect to any Significant Subsidiary, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person’s fixed assets.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).

“Governmental Authority” means any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) liabilities in respect of unfunded vested benefits under Plans, (vi) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vii) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

“Interest Period” means the period commencing on the date of the making of the Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the Borrower may select by notice to the Lender pursuant to Section 2.02; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the latest Termination Date; and

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“JCP&L” means Jersey Central Power & Light Company, a New Jersey corporation.

“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Borrower (A) for which the maturity date is subsequent to the Termination Date and (B) that are fully subordinated in right of payment to the Indebtedness hereunder.

“Lending Office” means the office of the Lender specified as its “Lending Office” on Schedule I hereto or, in the case of any Eligible Assignee that becomes a lender hereunder, in the Assignment and Acceptance pursuant to which it became a lender, or such other office of the Lender or such Eligible Assignee as such Person may from time to time specify to the Borrower.

“Lender” has the meaning set forth in the preamble hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means the loan made by the Lender to the Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement and any Note.

“Mansfield Sale/Leaseback” means the proposed sale and leaseback by a Subsidiary of the Borrower of its owned portion of Unit 1 of the Bruce Mansfield Plant currently scheduled to be consummated in the second quarter of 2007.

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.

“Met-Ed” means Metropolitan Edison Company, a Pennsylvania corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:

(i)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(ii)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means any promissory note issued at the request of the Lender pursuant to Section 2.11 in the form of Exhibit B hereto.

“OE” means The Ohio Edison Company, an Ohio corporation.

“OECD” means the Organization for Economic Cooperation and Development.

“Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Other Taxes” has the meaning set forth in Section 2.10(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Penelec” means Pennsylvania Electric Company, a Pennsylvania corporation.

“Penn” means Pennsylvania Power Company, a Pennsylvania corporation.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Order” means the order issued by the SEC that authorized the Borrower to obtain extensions of credit until February 8, 2006, which authorization was extended through December 31, 2007, pursuant to the FERC PUHCA 2005 Filing.

“Significant Subsidiaries” means (i) each regulated energy Subsidiary of the Borrower, including, but not limited to, OE, Penn, CEI, TE, JCP&L, Met-Ed and Penelec, and any successor to any of them, (ii) FES and ATSI, and (iii)  each other Subsidiary of the Borrower the annual revenues of which exceed $100,000,000 or the total assets of which exceed $50,000,000.

“Stranded Cost Securitization Bonds” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest that are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to an order of a state commission regulating public utilities to be applied and invoiced to customers of such utility. The charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Taxes” has the meaning set forth in Section 2.10(a).

“Termination Date” means June 1, 2007, subject to the extension described in Section 2.12 hereof.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Capitalization” means, with respect to the Borrower at any date of determination the sum, without duplication, of (i) Consolidated Debt of the Borrower, (ii) the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of the Borrower and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations.

“Trust Preferred Securities” means (i) the issued and outstanding preferred securities of Cleveland Electric Financing Trust I and (ii) any other securities, however denominated, (A) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

SECTION 1.02.  Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.  Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) hereof.

SECTION 1.04.  Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, schedules and exhibits are to the same contained in or attached to this Agreement.

ARTICLE II
AMOUNT AND TERMS OF THE LOAN

SECTION 2.01.  The Loan.

The Lender agrees, on the terms and conditions hereinafter set forth, to make a single advance to the Borrower in U.S. dollars in the principal amount of $250,000,000 on the date of this Agreement.

SECTION 2.02.  of Interest Periods

On the date of this Agreement, on or before the making of the Loan by the Lender, the Borrower shall specify the duration of initial Interest Period applicable to the Loan, which shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01. Thereafter, on the third Business Day prior to the expiration of the Interest Period then in effect, the Borrower shall notify the Lender of the duration of the next succeeding Interest Period, which shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01.

SECTION 2.03.  Repayment of the Loan.

The Borrower agrees to repay the outstanding principal amount of the Loan to the Lender no later than the Termination Date.

SECTION 2.04.  Interest on the Loan.

The Borrower agrees to pay interest on the unpaid principal amount of the Loan from the date of this Agreement until such principal amount shall be paid in full, at a rate per annum equal to the sum of the Eurodollar Rate for the Interest Period then in effect plus the Applicable Margin, payable on the last day of each Interest Period, on the Termination Date and on the date the Loan or any portion thereof shall be prepaid in accordance with Section 2.06.

SECTION 2.05.  Additional Interest on the Loan.

The Borrower agrees to pay to the Lender, so long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Loan, from the date of this Agreement until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on the Loan hereunder; provided, that the Lender shall not be entitled to demand additional interest under this Section 2.05 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of the Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by the Lender and notified to the Borrower, and such determination shall be conclusive and binding for all purposes, absent manifest error.

                    SECTION 2.06.     Prepayments.

(a)  Optional. The Borrower may at any time prepay the outstanding principal amount of the Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Lender not later than 11:00 a.m. (New York time) on the second Business Day prior to any such prepayment provided, however, that (i) each partial prepayment of the Loan shall be in an aggregate principal amount not less than $5,000,000 and (ii) the Borrower shall be obligated to reimburse the Lender in respect of any amounts payable pursuant to Section 7.04(b) on the date of such prepayment.

(b)  Mandatory. Promptly upon the receipt by the Borrower or any of its Subsidiaries of cash proceeds with respect to the Mansfield Sale/Leaseback (net of any costs and expenses incurred by the Borrower and its Affiliates in connection therewith, and the amount of all taxes (if any) payable by the Borrower and its Affiliates in connection therewith), the Borrower shall prepay the Loan in the amount of such proceeds within five Business Days after receipt thereof. In addition, in the event that, after the date of this Agreement, there is any increase in the aggregate commitments of the lenders under the Existing Credit Agreement that is available to be borrowed pursuant to Section 2.06(b) thereof, and capable of being borrowed, by the Borrower thereunder, the Borrower shall borrow such additional amounts under the Existing Credit Agreement and, upon receipt thereof, shall prepay the Loan in an amount equal to such additional amounts. Any prepayment of the Loan shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment, and the Borrower shall be obligated to reimburse the Lender in respect of any amounts payable pursuant to Section 7.04(b) on the date of such prepayment.

SECTION 2.07.  Increased Costs.

(a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation, in each case, after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining the Loan at the Eurodollar Rate, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to the Borrower by the Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b)  If the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), issued, promulgated or made (as the case may be) after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the making or funding of the Loan hereunder, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender determines such increase in capital to be allocable to the making or funding of the Loan hereunder. A certificate as to such amounts submitted to the Borrower by the Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08.  Illegality.

Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to fund or maintain the Loan at the Eurodollar Rate hereunder, the Loan shall forthwith bear interest at a rate per annum to be agreed between the Borrower and the Lender. Lender upon becoming aware of circumstances that would permit the Lender to notify the Borrower of any illegality under this Section 2.08 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

SECTION 2.09.  Payments and Computations.

(a)  The Borrower shall make each payment hereunder and under any Note not later than 12:00 noon (New York time) on the day when due in U.S. dollars to the Lender at its address referred to in Section 7.02 in same day funds, without set-off, counterclaim or defense. Upon the effective date specified in any Assignment and Acceptance, the Lender shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made by the Borrower to the Lender when due hereunder or under any Note held by the Lender, to charge from time to time against any or all of the Borrower’s accounts (other than any payroll account maintained by the Borrower with the Lender if and to the extent that the Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) with the Lender any amount so due.

(c)  All computations of interest shall be made by the Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)  Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)  Any amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate otherwise applicable hereunder plus 2% per annum, payable upon demand.

(f)  To the extent that any payment by the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise (a “Returned Payment”), then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 2.10.  Taxes.

(a)  Any and all payments by the Borrower hereunder and under any Note shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, such taxes, levies, imposts, deductions and charges in the nature of franchise taxes or taxes measured by the gross receipts or net income of the Lender, by any jurisdiction in which the Lender, is organized, located or conducts business or any political subdivision thereof and by the jurisdiction of the Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (herein referred to as “Other Taxes”).

(c)  The Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)  Any assignee of the Lender that is organized under the laws of a jurisdiction outside the United States shall provide the Lender and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such assignee is exempt from United States withholding taxes with respect to all payments to be made to such assignee hereunder and under any Note. If for any reason during the term of this Agreement, any assignee becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such assignee shall promptly notify the Borrower in writing to that effect. Unless the Lender and the Borrower have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Person organized under the laws of a jurisdiction outside the United States.

(e)  The Lender, or any assignee claiming any additional amounts payable pursuant to this Section 2.10 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Person, be otherwise disadvantageous to such Person.

(f)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and under any Note.

SECTION 2.11.  Noteless Agreement; Evidence of Indebtedness.

(a)  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b)  The entries maintained in the accounts maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(c)  The Lender may request that the Loan be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender. Thereafter, the Loan and interest thereon shall at all times (including after any assignment pursuant to Section 7.07) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 7.07, except to the extent that the Lender or any such assignee subsequently returns any such Note for cancellation and requests that the Loan once again be evidenced as described in subsection (a) above.

SECTION 2.12.  Extension of Termination Date.

So long as no Event of Default or Unmatured Default has occurred and is continuing, the Borrower shall have the right, no later than 10 days prior to the then-effective Termination Date, to extend the Termination Date for a period of 30 days; provided, that (i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of extension of the Termination Date, before and after giving effect to such extension, as though made on and as of such date, and that, on or prior to the date of such extension, and (ii) the Lender shall have received the following, each dated such date and in form and substance reasonably satisfactory to the Lender: (x) a certificate of a duly authorized officer of the Borrower to the effect that as of the date of extension of the Termination Date the statement set forth in clause (i) above is true, and (y) certified copies of the resolutions of the Board of Directors of the Borrower authorizing such extension and the performance of this Agreement on and after the date of extension of the Termination Date, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement and such extension of the Termination Date.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01.  Conditions Precedent to the Making of the Loan.

The obligation of the Lender to make the Loan to the Borrower on the date of this Agreement is subject to the conditions precedent that on or before such date:

(a)  The Lender shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv)), in form and substance satisfactory to the Lender:

(i)  This Agreement, duly executed by each of the parties hereto, and any Note requested by the Lender pursuant to Section 2.11(c), duly completed and executed by the Borrower and payable to the order of the Lender;

(ii)  Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents and of all documents evidencing any other necessary corporate action with respect to this Agreement and the Loan Documents;

(iii)  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of the Borrower, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (including the SEC Order) required for the due execution, delivery and performance by the Borrower of this Agreement and each other Loan Document;

(iv)  Copies of the consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP;

(v)  An opinion of Gary D. Benz, Esq., counsel for the Borrower, substantially in the form of Exhibit C hereto;

(vi)  An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrower, substantially in the form of Exhibit D hereto; and

(vii)  Such other certifications, opinions, financial or other information, approvals and documents as the Lender may reasonably request, all in form and substance satisfactory to the Lender.

(b)  The Lender shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(c)  The representations and warranties of the Borrower contained in Section 4.01 hereof are true and correct on and as of the date of the making of the Loan, before and after giving effect to the making of the Loan and to the application of the proceeds therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a)  Corporate Existence and Power. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to perform its obligations under the Loan Documents, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)  Corporate Authorization. The execution, delivery and performance by it of each Loan Document have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of it, other than such consents and approvals as have been duly obtained, given or accomplished.

(c)  No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it is party or by which its property is bound, or results or will result in the creation or imposition of any Lien upon any of its property except as provided herein. There is no provision of its Organizational Documents, or any Applicable Law, or any such indenture, mortgage, lease or other agreement or instrument that materially adversely affects, or in the future is likely (so far as it can now foresee) to materially adversely affect, its business, operations, affairs, condition, properties or assets or its ability to perform its obligations under this Agreement or any other Loan Document. The Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (ii) the legality, validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the parties thereunder or the ability of the Borrower to perform its obligations under the Loan Documents.

(d)  Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document other than the SEC Order, which has been duly issued and is in full force and effect.

(e)  Execution and Delivery. This Agreement and the other Loan Documents have been duly executed and delivered by it, and this Agreement and each other Loan Document is the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(f)  Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Current Reports on Form 8-K filed in 2007 prior to the date hereof (copies of which have been furnished to the Lender), there is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) against it or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of having a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of it and its consolidated subsidiaries, taken as a whole, or on the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, and there has been no development in the matters disclosed in such filings that has had such a material adverse effect.

(g)  Financial Statements; Material Adverse Change. The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, independent public accountants, copies of each of which have been furnished to the Lender, in each case as amended and restated to the date hereof, present fairly the consolidated financial position of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Current Reports on Form 8-K filed in 2007 prior to the date hereof (copies of which have been furnished to the Lender), there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, since December 31, 2006.

(h)  ERISA.

(i)  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii)  Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)  Neither it nor any member of the Controlled Group has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.

(i)  Taxes. It and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof in accordance with GAAP other than such taxes that the Borrower or any such Subsidiary is contesting in good faith by appropriate legal proceedings.

(j)  Use of Proceeds. The proceeds of the Loan will be used solely to fund repurchases of certain of the Borrower’s equity securities or to repay other short-term borrowings incurred for such purpose.

(k)  Margin Stock. After applying the proceeds of the Loan, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)  Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.

(m)  No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default (including, without limitation, an Event of Default under Section 6.01(e)) but for the requirement that notice be given or time elapse or both.

(n)  Solvency.  (i)  The fair saleable value of its assets will exceed the amount that will be required to be paid on or in respect of the probable liability on its existing debts and other liabilities (including contingent liabilities) as they mature; (ii) its assets do not constitute unreasonably small capital to carry out its business as now conducted or as proposed to be conducted; (iii) it does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (iv) it does not believe that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). Its cash flow, after taking into account all other anticipated uses of its cash (including the payments on or in respect of debt referred to in clause (iii) above), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

(o)  No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby do not contain, when taken as a whole, any untrue statement of a material fact and do not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants of the Borrower.

So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower will:

(a)  Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence in the State of Ohio and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (ii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(b)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would materially and adversely affect the business or condition of the Borrower and its Subsidiaries, taken as a whole, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by the U.S. Treasury Department Office of Foreign Assets Control, Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.

(c)  Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and furnish to the Lender, within a reasonable time after written request therefor, such information as to the insurance carried as the Lender may reasonably request.

(d)  Inspection Rights. At any reasonable time and from time to time as the Lender may reasonably request, permit the Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that the Borrower reserves the right to restrict access to any of its Subsidiaries’ generating facilities in accordance with reasonably adopted procedures relating to safety and security. The Lender agrees to use reasonable efforts to ensure that any information concerning the Borrower or any of its Subsidiaries obtained by the Lender pursuant to this subsection (d) or subsection (g) that is not contained in a report or other document filed with the SEC, distributed by the Borrower to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Lender’s business operations be treated confidentially by the Lender and will not be distributed or otherwise made available by the Lender to any Person, other than the Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).

(e)  Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.

(f)  Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.

(g)  Reporting Requirements. Furnish, or cause to be furnished, to the Lender, the following:

(i)  promptly after the occurrence of any Event of Default, the statement of an authorized officer of the Borrower setting forth details of such Event of Default and the action that the Borrower has taken or proposes to take with respect thereto;

(ii)  as soon as available and in any event within 50 days after the close of the fiscal quarter of the Borrower ended March 31, 2007, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied;

(iii)  concurrently with the delivery of the financial statements specified in clause (ii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower (A) stating whether he has any knowledge of the occurrence at any time prior to the date of such certificate of an Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g) or of the occurrence at any time prior to such date of any such Event of Default, except Events of Default theretofore reported pursuant to the provisions of clause (i) of this subsection (g) and remedied, and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the ratios contemplated by Section 5.02 hereof, as of the date of the financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenants contained in Section 5.02 hereof;

(iv)  promptly after the sending or filing thereof, copies of any reports that the Borrower sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K that the Borrower or any of its Subsidiaries files with the SEC;

(v)  as soon as possible and in any event (A) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, that the Borrower or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;

(vi)  promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(vii)  promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(viii)  promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA; and

(ix)  such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange, as the Lender may from time to time reasonably request.

(h)  SEC Order. Maintain the SEC Order in full force and effect and comply with all terms and conditions thereof until all amounts outstanding under the Loan Documents shall have been repaid or paid (as the case may be).

SECTION 5.02.  Debt to Capitalization Ratio.

So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower will maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).

SECTION 5.03.  Negative Covenants of the Borrower.

So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower will not:

(a)  Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any domestic Significant Subsidiary, whether now owned or hereafter acquired by such Borrower, or permit any Significant Subsidiary to do so or (ii) permit such Borrower or any Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) assets located in the United States of America representing in the aggregate more than 15% (determined at the time of each such transaction) of the value of all of the consolidated fixed assets of the Borrower, as reported on the most recent consolidated balance sheet of the Borrower, to any entity other than any of its wholly owned direct or indirect Subsidiaries or, in the case of TE, to Centerior Funding Corporation; provided, however, that this provision shall not restrict the Mansfield Sale/Leaseback.

(b)  Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Borrower or Significant Subsidiary is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of the Borrower; provided that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as (A) under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default and (B) no such Liens shall apply to assets acquired from such Borrower or any Significant Subsidiary if such assets were free of Liens (other than as a result of a release of such Liens in contemplation of such acquisition) immediately prior to any such acquisition; (vi) Liens on assets of ATSI to secure Indebtedness of ATSI, provided, however, that the aggregate principal amount of Indebtedness secured by such Liens shall not at any time exceed 60% of the depreciated book value of the property subject to such Liens; (vii) Liens securing Stranded Cost Securitization Bonds; (viii) Liens on cash (in an aggregate amount not to exceed $270,000,000) pledged to secure reimbursement obligations for letters of credit issued for the account of OE; and (ix) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (viii); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).

(c)  Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Borrower (or its successor by merger or consolidation as contemplated by clause (i) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which the Borrower is a party, the corporation formed by such consolidation or into which the Borrower shall be merged shall assume the Borrower’s obligations under this Agreement and the other Loan Documents in a writing satisfactory in form and substance to the Lender.

(d)  Compliance with ERISA. (i) Enter into any “prohibited transaction” (as defined in Section 4975 of the Code, and in ERISA) involving any Plan that may result in any liability of the Borrower to any Person that is material to the financial position or operations of the Borrower or (ii) allow or suffer to exist any other event or condition known to the Borrower that results in any liability of the Borrower to the PBGC that is material to the financial position or operations of the Borrower. For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(e)  Use of Proceeds. Use the proceeds of the Loan for any purpose other than to fund repurchases of certain of the Borrower’s equity securities or to repay other short-term borrowings incurred for such purpose.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.

If any of the following events shall occur and be continuing (each, an “Event of Default”):

(a)  Any principal of, or interest on, the Loan, or any fees or other amounts payable hereunder shall not be paid by the Borrower when the same become due and payable; or

(b)  Any representation or warranty made by the Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

(c)  (i) The Borrower shall fail to perform or observe any covenant set forth in Section 5.02 or Section 5.03 or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or

(d)  Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon the Borrower, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Governmental Authority, or the Borrower shall deny that it has any or further liability or obligation under this Agreement or any other Loan Document; or

(e)  The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness owed by the Borrower under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)  The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

(g)  Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against the Borrower or any Significant Subsidiary and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Lender, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then Unfunded Vested Liabilities of such Plan exceed $10,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount), or the Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the Plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an amount exceeding $10,000,000; or

(i)  Any change in Applicable Law or any Governmental Action shall occur that has the effect of making the transactions contemplated by this Agreement or any other Loan Document unauthorized, illegal or otherwise contrary to Applicable Law with respect to the Borrower; or

(j)  (i) The Borrower shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of each Significant Subsidiary; (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; (ii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Borrower unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Borrower in accordance with the Borrower’s Organizational Documents; or (iii) 90 days shall have elapsed after any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that upon consummation will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors (each a “Change of Control”).

then, and in any such event, the Lender may by notice to the Borrower declare the Loan and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loan and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Bankruptcy Code, the Loan and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01.  Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02.  Notices, Etc.

Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, if to the Borrower, to it at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Telecopy: (330) 384-3772; if to Lender, at its Lending Office; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

SECTION 7.03.  No Waiver; Remedies.

No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04.  Costs and Expenses; Indemnification.

(a)  The Borrower agrees to pay on demand all costs and expenses incurred by the Lender in connection with the preparation, execution, delivery, modification and amendment of this Agreement, any Note, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 7.04(a).

(b)  If any payment of principal of the Loan is made other than on the last day of an Interest Period, as a result of a prepayment pursuant to Section 2.06 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01, or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lender to fund or maintain the Loan. The Borrower’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lender under this Agreement and any Note.

(c)  The Borrower hereby agrees to indemnify and hold the Lender, its Affiliates and their respective officers, directors, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including the Borrower) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to any use or proposed use by the Borrower of the proceeds of the Loan, except to the extent such claim, damage, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this Section 7.04(c) shall survive the repayment of all amounts owing to the Lender under this Agreement and any Note. If and to the extent that the obligations of the Borrower under this Section 7.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.

(d)  To the extent permitted by law, the Borrower also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan.

SECTION 7.05.  Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Borrower with the Lender if and to the extent that the Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note, whether or not the Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

SECTION 7.06.  Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07.  Assignments and Participations.

(a)  The Lender may, with the prior written consent of the Borrower (which consent shall not unreasonably be withheld or delayed and shall not be required if an Event of Default then exists), assign to one or more banks or other entities all or a portion of its rights under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loan and any Note held by it); provided, however, that (i) the amount of the Loan being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, and (ii) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights under this Agreement, the Lender shall cease to be a party hereto).

(b)  By executing and delivering an Assignment and Acceptance, the Lender and the assignee thereunder confirm to and agree with each other and the Borrower as follows: (i) other than as provided in such Assignment and Acceptance, the Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(g) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee confirms that it is an Eligible Assignee.

(c)  Upon its receipt of an Assignment and Acceptance executed by an assignee representing that it is an Eligible Assignee, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, the Lender shall give prompt notice thereof to the Borrower and the Borrower shall deliver any Note requested pursuant to Section 2.11 in favor of such assignee or assignor (as the case may be), after giving effect to such assignment.

(d)  The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loan and any Note held by it); provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain the holder of any Note held by it for all purposes of this Agreement, (iii) the Lender may not subject its ability to consent to any modification of this Agreement or any Note to the prior consent of the bank or other entity to which such participation was sold, except in the case of proposed waivers or modifications with respect to interest, principal and fees payable hereunder and under any Note and with respect to any extension of the Termination Date, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights under this Agreement.

(e)  The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Lender.

(f)  Notwithstanding anything to the contrary set forth herein, the Lender may assign, as collateral or otherwise, any of its rights hereunder and under any Note (including, without limitation, its rights to receive payments of principal and interest hereunder and under any Note) to (i) any Federal Reserve Bank or (ii) any Affiliate of the Lender in either case, without notice to or consent of the Borrower.

(g)  If the Lender shall make demand for payment under Section 2.07(a), 2.07(b) or 2.10, or shall deliver any notice to the Borrower pursuant to Section 2.08 resulting in the suspension of certain obligations of the Lender with respect to funding or maintaining the Loan at the Eurodollar Rate, then, within 30 days of such demand (if, and only if, such payment demanded under Section 2.07(a), 2.07(b) or 2.10, as the case may be, shall have been made by the Borrower) or such notice (if such suspension is still in effect), as the case may be, the Borrower may demand that the Lender assign in accordance with this Section 7.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of the Loan within the next 15 days. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to the Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of the Loan, then the Lender may assign the Loan to any other Eligible Assignee in accordance with this Section 7.07 during such 15-day period; it being understood for purposes of this Section 7.07(g) that such assignment shall be conclusively deemed to be on terms acceptable to the Lender, and the Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee shall agree to such assignment in substantially the form of Exhibit A hereto and shall offer compensation to the Lender in an amount equal to the sum of the outstanding principal amount of the Loan plus all interest accrued thereon to the date of such payment plus all other amounts payable by the Borrower to the Lender hereunder (whether or not then due) as of the date of such payment accrued in favor of the Lender hereunder. Notwithstanding the foregoing, the Lender shall not make any assignment at any time pursuant to this subsection (h) if, at such time, (i) an Event of Default or Unmatured Default has occurred and is continuing or (ii) the Borrower has not satisfied all of its obligations hereunder.

SECTION 7.08.  Governing Law.

THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09.  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or any other Loan Document and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 7.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  THE BORROWER AND THE LENDER HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 7.10.  Severability.

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 7.11.  Entire Agreement.

This Agreement and any Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except as expressly agreed in any such previous agreement. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.12.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.13.  USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRSTENERGY CORP. By: _____________________________________________ Name: Title:

MORGAN STANLEY SENIOR FUNDING, INC. as Lender By: _____________________________________________ Name: Title:

SCHEDULE 1

Lending Office

Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
Phone: 718-754-7282
Fax: 718-754-7249
Email: Mardoche.Dorval@morganstanley.com

EXHIBIT A
Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

                    [Date]

Reference is made to the Credit Agreement, dated as of March 2, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), between FirstEnergy Corp., an Ohio corporation (the “Borrower”), and Morgan Stanley Senior Funding, Inc., a Delaware corporation (the “Lender”). Capitalized terms defined in the Credit Agreement are used herein with the same meaning.

[_____________] (the “Assignor”) and [____________] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, all or a portion of the Assignor’s rights under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined in Section 5 below) which represents the percentage interest specified on Schedule 1 of all outstanding rights of the Lender under the Credit Agreement (the “Assigned Interest”). After giving effect to such sale and assignment, the amount of the outstanding Loan owing to the Assignee will be as set forth in Section 2 of Schedule 1.

2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, the principal amount of the Loan outstanding under the Loan Documents that is being assigned hereunder, and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date (subject to Sections 7.04 and 7.07 of the Credit Agreement), increased costs, additional amounts or otherwise; (ii) the right to vote under the Credit Agreement based on the Assigned Interest; (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement; and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, or otherwise) in the same funds in which such amount is received by the Assignor.

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) other than as provided in this Assignment and Acceptance, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv)  (if applicable) attaches the Note and requests that the Borrower exchanges such Note for a new Note payable to the order of the Assignee in an amount equal to the outstanding principal amount of the Loan, or new Notes payable to the order of the Assignee in an amount equal to the principal amount of the Loan assumed by the Assignee pursuant hereto, and a new Note payable to the order of the Assignor in an amount equal to the principal amount of the Loan retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto; and (v) makes no other representation or warranty with respect to the Borrower, the Loan Documents or any other instrument or document furnished pursuant thereto, except as expressly set forth in clause (i) of this Section 3.

4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; [and] (iv)  specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof [and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that it is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Note].*

5. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, a copy of it will be delivered to the Borrower. The effective date of this Assignment and Acceptance shall be the date specified on Schedule 1 hereto (the “Effective Date”).

6. Upon and as of the Effective Date (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights under the Credit Agreement.

_____________________________

*	If the Assignee is organized under the laws of a jurisdiction outside the United States.

7. From and after the Effective Date, the Borrower shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee.

8. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. This Assignment and Acceptance may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[NAME OF ASSIGNOR], as Assignor By _____________________________ Name: Title:
[NAME OF ASSIGNOR], as Assignor By _____________________________ Name: Title:

Lending Office (and address for notices): [Address]

Schedule 1 to
Assignment and Acceptance

Dated __________

Section 1.

Total Outstanding Principal Amount of the Loan:	$________________

Amount of Assigned Share:	$________________

Percentage Interest:	________________ %

Section 2.

Assignee’s Portion of Outstanding Loan:	$

A Note payable to the order of the Assignee Dated: ____________ Principal amount	$

[A Note payable to the order of the Assignor Dated: _____________ Principal amount:	$________________

Section 3.

Effective Date: _____________

EXHIBIT B
Form of Note

PROMISSORY NOTE

U.S.$250,000,000                                                                              _____, 2007

FOR VALUE RECEIVED, the undersigned, FIRSTENERGY CORP., an Ohio corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation (the “Lender”) for the account of its Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) the principal sum of U.S.$250,000,000 or, if less, the aggregate principal amount of the Loan made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date, payable on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Lender, at its Lending Office, in same day funds. The Loan, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of March 2, 2007 (the “Credit Agreement”), between the Borrower and the Lender. The Credit Agreement, among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

FIRSTENERGY CORP.

By:
Name:
Title:

GRID

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